Exhibit 99.1

Newfield Exploration Announces Successful Assessment Results in Eagle Ford Shale
Company acquires additional working interest in Maverick Basin
Plans to increase 2011 investment levels

FOR IMMEDIATE RELEASE

Houston – January 10, 2011 -- Newfield Exploration Company (NYSE:NFX) today disclosed initial results from its Eagle Ford Shale assessment program. Since mid-2010, the Company has drilled and completed 11 Eagle Ford wells on its 335,000 net acre position in Maverick, Dimmit and Zavala Counties, Texas.

“We are excited about the success of our 2010 assessment program. Our early assumptions that the Maverick Basin would hold thick, high-quality Eagle Ford pay and offer us the opportunity to develop a major new resource play are proving true,” said Lee K. Boothby, Newfield Chairman, President and CEO. “All of our initial Eagle Ford assessment wells found light oil and confirmed an active petroleum system and producible oil and gas across a vast area. We will continue with our active drilling program and, with continued success, be in position to substantially increase our investment levels in the play in the second half of 2011.”

The 2010 assessment program had two key objectives:
1)
To confirm the presence of hydrocarbons, the distribution of fluid types and the resource potential across the acreage through core samples, fluid sampling, comprehensive logging and long-term production data;

2)	To satisfy all lease obligations while completing initial wells with a consistent fracture stimulation program.

All 11 Eagle Ford wells had lateral lengths of approximately 5,000 feet and encountered light oil with API gravities ranging from 30 – 50 degrees. Newfield now believes that substantially all of its Eagle Ford acreage in the Maverick Basin is within the oil window.

Newfield has more than 30 days of production on six of the wells completed to date. Peak gross production rates (24-hour) ranged from approximately 400 – 900 BOEPD with an average of 630 BOEPD. Thirty-day gross production averaged approximately 400 BOEPD. Two recent completions have less than 30 days of production. The first well recently commenced production at approximately 860 BOEPD gross and the second is cleaning up following recent fracture stimulation.

Three of the 11 wells drilled to date had ineffective stimulations and/or mechanical issues. Although all were productive, results were not indicative of the full geologic or production potential.

Estimated ultimate recoveries (EUR) for wells drilled with more than 90 days of production range from 200 – 400 MBOE. Newfield estimates that oil in place on the Company’s acreage in the Lower Eagle Ford ranges from 40 – 60 MMBOE per section. The Company owns an approximate 85% working interest in 523 sections.

The success of the 2010 program and expectations for further optimization has contributed to 2011 plans which have the following objectives:

1)	To advance the understanding of development spacing and recovery factors through pilot programs;
2)	To improve initial production rates and EUR per well by optimizing fracture stimulations;
3)	To maintain lease positions and satisfy drilling commitments, a minimum of a two-rig drilling program.

In late 2010, Newfield signed an agreement with a major service company to ensure that the necessary frac spreads and personnel are available to meet completion needs in the Eagle Ford in 2011 and 2012.

In addition to its assessment of the Eagle Ford, Newfield drilled two Pearsall Shale wells in 2010 and completions are planned in the first quarter of 2011. In late 2010, Newfield acquired operatorship and an additional 50% working interest in the Pearsall Shale from its co-venturer. As a result, Newfield now owns an approximate 85% working interest in all depths across its position.

Newfield entered the Maverick Basin in early 2010 through an acreage acquisition. The Basin is prospective in multiple geologic horizons ranging from 3,000 – 12,000 feet. In addition to the Lower Eagle Ford Shale, other horizons include the Austin Chalk, Upper Eagle Ford, Georgetown, Glen Rose, Pearsall Shale and Sligo.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas, Appalachia and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans and planned capital expenditures, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2009 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com